Exhibit 99.1

CONTACT: Terry Hammett, Investor Relations

Commercial Vehicle Group, Inc.

(614) 289-5384

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES

SECOND QUARTER 2015 RESULTS

CVG CONTINUES MARGIN IMPROVEMENT

NEW ALBANY, OHIO, August 4, 2015 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company” or “CVG”) (Nasdaq: CVGI) today reported financial results for the second quarter ended June 30, 2015.

Consolidated Results

•	Second quarter 2015 revenues were $217.6 million compared to $216.0 million in the prior year period, an increase of 1 percent. Foreign currency exchange translation, due to the relative strength of the U.S. Dollar, negatively impacted second quarter 2015 sales compared to the prior year period by $5.5 million. As adjusted for foreign currency exchange translation, second quarter 2015 revenues increased by 3.3 percent as compared to the prior year period.

•	Operating income in the second quarter was $11.6 million compared to operating income of $9.0 million in the prior year period, an increase of 29 percent period over period. Second quarter 2015 and 2014 results include $0.5 million and $0.1 million, respectively, of costs associated with the closure of our Tigard, Oregon facility.

•	Net income was $3.2 million in the second quarter, or $0.11 per diluted share, compared to net income of $2.7 million, or $0.09 per diluted share in the prior year period. Earnings per share, as adjusted for special items, were $0.12 per diluted share in the second quarter, compared to $0.09 per diluted share in the prior year period.

For the quarter ended June 30, 2015, our effective tax rate was 51%. Our effective tax rate is adversely influenced by a disproportionate amount of pretax earnings arising in North America, more specifically in the United States, and by deferred tax asset valuation allowances in certain or our foreign subsidiaries. For 2015, we expect our effective tax rate to be approximately 45%.

For the quarter ended June 30, 2015, the Company did not have any borrowings under its asset-based revolver and therefore was not subject to any financial maintenance covenants. At June 30, 2015, the Company had liquidity of $125.7 million; $88.6 million of cash and $37.1 million of availability from its asset based revolving credit facility.

Rich Lavin, President and CEO of Commercial Vehicle Group, stated, “We had another solid quarter with improved operating income period over period. Additionally, year to date sales increased over 5 percent as compared to last year as we continue to benefit from favorable production volumes in the North American medium- and heavy-duty truck markets. Sales in our Global Truck and Bus segment increased 12 percent in the second quarter as compared to the same period last year. We continue to experience headwinds in the global construction and agriculture markets we serve, but with the recent addition of Joseph Saoud, President of our Global Construction and Agriculture Segment, we are intensifying our product development and sales efforts and expect to strengthen our position in the global construction and agriculture markets. Our growth potential in all of our core markets is significant and the entire organization is highly focused on our long-term strategy and the value-driving objectives of CVG 2020.”

Tim Trenary, Chief Financial Officer of Commercial Vehicle Group, stated, “As a result of our cost discipline and operational excellence initiatives, we continue to improve our margins even as we invest in talent, innovation, new product development, and sales initiatives. We are pleased to report that our second quarter of 2015 represents the fifth consecutive quarter of margin improvement, with our operating income margin now at 5.3 percent.”

Segment Results

Global Truck and Bus Segment

•	Revenues for the Global Truck and Bus Segment for the second quarter of 2015 were $149.3 million compared to $133.0 million for the prior year period, an increase of 12.3 percent primarily resulting from increased medium- and heavy-duty truck production volumes in North America. Foreign currency exchange translation negatively impacted second quarter 2015 sales by $0.8 million.

•	Operating income for the second quarter was $15.1 million compared to operating income of $11.6 million for the prior year period, primarily as a result of increased sales period over period. Second quarter 2015 and 2014 results include $0.5 million and $0.1 million, respectively, of costs associated with the closure of our Tigard facility.

Global Construction and Agriculture Segment

•	Revenues for the Global Construction and Agriculture Segment in the second quarter of 2015 were $68.4 million compared to $83.0 million in the prior year period, a decrease of 17.6 percent. Foreign currency exchange translation negatively impacted second quarter 2015 sales by $4.7 million, or 5.7 percent. The global construction and agriculture end markets for which we manufacture products were down in the second quarter of 2015 as compared to the prior year period.

•	Operating income in the second quarter of 2015 was $2.8 million compared to $4.7 million in the prior year period primarily as a result of decreased revenue.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures is included as Appendix A to this release.

2015 End Market Outlook

Management estimates that 2015 North American Class 8 truck production levels will be in the range of 320,000 – 330,000 units: up from our March 2015 estimate of 290,00 – 310,000 units; and up from the 297,000 units produced in 2014. We expect equipment production to remain soft for the remainder of 2015 in the global construction and agriculture end markets we serve.

Conference Call

A conference call to discuss this press release is scheduled for Wednesday, August 5, 2015, at 10:00 a.m. ET. To participate, dial (866) 300-8704 using conference code 82471098.

This call is being webcast by Nasdaq and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 82471098.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. We were formed as a privately-held company in August 2000. We became a publicly held company in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium-and heavy-duty truck market, the medium-and heavy-construction vehicle market, and the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xi) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xii) volatility and cyclicality in the commercial vehicle market adversely affecting us; and (xiii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2014. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014
Revenues	$217,617	$215,996	$437,920	$414,067
Cost of Revenues	188,111	187,811	379,340	361,578

Gross Profit	29,506	28,185	58,580	52,489
Selling, General and Administrative Expenses	17,585	18,748	35,124	37,220
Amortization Expense	333	390	669	775

Operating Income	11,588	9,047	22,787	14,494
Interest and Other Expense	5,056	5,205	10,153	10,314

Income Before Provision for Income Taxes	6,532	3,842	12,634	4,180
Provision for Income Taxes	3,327	1,103	5,836	1,950

Net Income	3,205	2,739	6,798	2,230
Less: Non-controlling interest in subsidiary’s income (loss)	—	—	1	(1)

Net Income Attributable to CVG Stockholders	$3,205	$2,739	$6,797	$2,231

Earnings per Common Share:
Basic	$0.11	$0.09	$0.23	$0.08

Diluted	$0.11	$0.09	$0.23	$0.08

Weighted Average Shares Outstanding:
Basic	29,149	28,868	29,149	28,864

Diluted	29,337	29,204	29,271	29,032

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
	(Unaudited)	(Unaudited)
Assets
Current Assets:
Cash	$88,597	$70,091
Accounts receivable, net of reserve for doubtful accounts of $2,881 and $2,808, respectively	154,618	139,912
Inventories	81,697	83,776
Deferred income taxes	9,291	9,142
Other current assets	12,640	6,351

Total current assets	346,843	309,272

Property, plant and equipment, net of accumulated depreciation of $130,661 and $123,831, respectively	72,269	73,462
Goodwill	8,048	8,056
Intangible assets, net	17,861	18,589
Deferred income taxes	19,625	23,234
Other assets, net	8,568	9,400

Total assets	$473,214	$442,013

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$89,668	$70,826
Accrued liabilities	43,523	36,686

Total current liabilities	133,191	107,512

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	22,159	23,356
Other long-term liabilities	3,486	2,309

Total liabilities	408,836	383,177

Stockholders’ Equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $0.01 par value, 60,000,000 shares authorized; 29,148,504 and 28,860,143 shares issued and outstanding	296	296
Treasury stock purchased from employees; 779,484 shares	(6,622)	(6,622)
Additional paid-in capital	233,346	231,907
Retained loss	(122,695)	(129,492)
Accumulated other comprehensive loss	(39,947)	(37,288)

Total CVG stockholders’ equity	64,378	58,801
Non-controlling interest	—	35

Total stockholders’ equity	64,378	58,836

Total liabilities and stockholders’ equity	$473,214	$442,013

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENT FINANCIAL INFORMATION (Unaudited)

(Amounts in thousands)

	For the three months ended June 30,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2015	2014	2015	2014	2015	2014	2015	2014
Revenues
External Revenues	$149,263	$133,045	$68,354	$82,951	$—	$—	$217,617	$215,996
Intersegment Revenues	82	127	2,343	2,557	(2,425)	(2,684)	—	—

Total Revenues	$149,345	$133,172	$70,697	$85,508	$(2,425)	$(2,684)	$217,617	$215,996

Gross Profit	$22,885	$18,938	$7,570	$10,124	$(949)	$(877)	$29,506	$28,185
Selling, General & Administrative Expenses	$7,492	$6,975	$4,690	$5,397	$5,403	$6,376	$17,585	$18,748
Operating Income	$15,095	$11,609	$2,845	$4,690	$(6,352)	$(7,252)	$11,588	$9,047
	For the six months ended June 30,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2015	2014	2015	2014	2015	2014	2015	2014
Revenues
External Revenues	$295,068	$254,752	$142,852	$159,315	$—	$—	$437,920	$414,067
Intersegment Revenues	183	262	5,892	5,097	(6,075)	(5,359)	—	—

Total Revenues	$295,251	$255,014	$148,744	$164,412	$(6,075)	$(5,359)	$437,920	$414,067

Gross Profit	$44,231	$35,100	$16,261	$19,113	$(1,912)	$(1,724)	$58,580	$52,489
Selling, General & Administrative Expenses	$14,438	$14,522	$9,731	$10,747	$10,955	$11,951	$35,124	$37,220
Operating Income	$29,195	$19,877	$6,459	$8,292	$(12,867)	$(13,675)	$22,787	$14,494

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30, 2015						Three Months Ended June 30, 2014
	Revenue	Operating Income	Net Income [2]	Basic EPS	Diluted EPS	Revenue	Operating Income	Net Income [2]	Basic EPS	Diluted EPS
As Reported (GAAP)	$217,617	$11,588	$3,205	$0.11	$0.11	$215,996	$9,047	$2,739	$0.09	$0.09
Special Items:
Plant Closures [1]	—	463	255	0.01	0.01	—	51	28	0.00	0.00

Total Special Items	—	463	255	0.01	0.01	—	51	28	0.00	0.00

Adjusted (Non-GAAP)	$217,617	$12,051	$3,460	$0.12	$0.12	$215,996	$9,098	$2,767	$0.09	$0.09

[1]	Costs associated with plant closures, including employee severance and retention costs, lease cancellation costs, building repairs and costs to transfer equipment.
[2]	Adjusted Net Income is calculated by applying an assumed 45 percent corporate tax rate to the special items.

	Six Months Ended June 30, 2015					Six Months Ended June 30, 2014
	Revenue	Operating Income	Net Income [3]	Basic EPS	Diluted EPS	Revenue	Operating Income	Net Income [3]	Basic EPS	Diluted EPS
As Reported (GAAP)	$437,920	$22,787	$6,798	$0.23	$0.23	$414,067	$14,494	$2,230	$0.08	$0.08
Special Items:
Plant Closures [1]	—	1,142	628	0.02	0.02	—	500	275	0.01	0.01
Loss on Sale of Building [2]	—	—	—	—	—	—	769	423	0.01	0.01

Total Special Items	—	1,142	628	0.02	0.02	—	1,269	698	0.02	0.02

Adjusted (Non-GAAP)	$437,920	$23,929	$7,426	$0.25	$0.25	$414,067	$15,763	$2,928	$0.10	$0.10

[1]	Costs associated with plant closures, including employee severance and retention costs, lease cancellation costs, building repairs and costs to transfer equipment.
[2]	Loss on sale of Norwalk, Ohio manufacturing facility.
[3]	Adjusted Net Income is calculated by applying an assumed 45 percent corporate tax rate to the special items.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items and charges that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and comparable reporting periods. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.